Gryphon Gold Enters into Letter of Intent
With Piedmont Mining

May 20, 2008 - Gryphon Gold Corporation (GGN:TSX/GYPH:OTC.BB) is pleased to announce that its wholly owned subsidiary, Nevada Eagle Resources, has entered into a Letter of Intent to complete an Exploration Agreement with an Option to Form a Joint Venture with Piedmont Mining Company Inc. (Piedmont), whereby Piedmont may acquire up to a 70% interest in a gold property originally discovered by Duval International in 1985 at Morgan Pass, approximately 12 miles southwest of Wendover, Elko County, Nevada. The mineralized area was subsequently re-staked by Nevada Eagle Resources.

This property is currently located within a 'Wilderness Study Area', but the Bureau of Land Management has recommended that the area be released from wilderness study and placed into a 'Multiple Use' category because of its mineral potential, and proximity to an active U.S. Air Force training area and a large operating limestone quarry.

A formal agreement will be entered into upon release of the property into Multiple Use status. At that time, Piedmont will make a one time payment of $20,000 to Nevada Eagle and will then undertake a work commitment of $750,000 over a five year period to earn a 51% interest in the project, and can earn an additional 19% by completing a feasibility study. Under the Letter of Intent, Piedmont will make property payments and pay holding costs until Multiple Use status is granted and such costs will be credited against the work commitment.

This property consists of 22 claims covering an area with massive jasperoid outcroppings and gold assays of up to 4.3 ppm (0.13 ounces per ton) of gold in surface samples. Duval International drilled 24 shallow holes between 1985 and 1986 that contained mineralization over 20 feet to 330 foot intervals assaying more than 0.3 ppm (0.01 ounces per ton) of gold in 17 of the drill holes. These holes were located along a two-mile long zone trending northeast. They also reported a 5-foot intercept assaying 8.1 ppm (0.236 ounces per ton) of gold and a 45-foot intercept assaying 2.33 ppm (0.068 ounces per ton) of gold.1

In early May 2008, 14 rock chip samples were collected by Nevada Eagle Resources from various jasperoid outcrops on the claim block. All of them have returned anomalous gold assays, with over half of the assays showing from 0.4 ppm (0.01 ounces per ton) of gold up to 4.3 ppm (0.13 ounces per ton) of gold. This gold mineralization is hosted in brecciated jasperoids replacing shelf carbonates of the regionally equivalent Cambrian Notch Peak Formation and the Ordovician Pogonip Formation. The geology and past work on the property confirm Carlin-type mineralization and many characteristics of the mineralization at the Pequop – Long Canyon gold discoveries 28 miles to the northwest.

Gryphon Gold is a Nevada focused gold exploration company. Its principal gold resource, the 1.4 million (measured and indicated) and 1.1 million (inferred) ounce Borealis deposit, is located in the Walker Lane gold belt of western Nevada. The Borealis gold system is one of the largest known volcanic-hosted high-sulphidation gold-bearing mineralized systems in Nevada. Nevada Eagle Resources, a wholly owned subsidiary, has an additional 54 highly prospective gold properties located in desirable gold trends in Nevada. Nevada Eagle's principal properties have a cumulative 900,000 of historical ounces of gold (the historical estimates are based on internal reports prepared by prior owners prior to February 2001 and were not prepared in accordance with CIM NI 43-101 standards and thus their reliability has not been verified). A number of Nevada Eagle's principal properties are subject to joint venture or farm in agreements in favor of third parties.

ON BEHALF OF THE BOARD OF DIRECTORS OF GRYPHON GOLD CORPORATION

Tony Ker, CEO
Full financial statements and securities filings are available on our website: www.gryphongold.com and www.sec.gov or www.sedar.com. For further information contact: Tony Ker, Chief Executive Officer, by phone: 604-261-2229, or email at tker@gryphongold.com.

Information contained in this press release is based on information provided to Gryphon Gold Corporation by Piedmont Mining Company, Inc.

The Borealis property is described in the technical report dated April 28, 2008 titled Technical Report on the Mineral Resources of the Borealis Gold Project Located in Mineral County, Nevada, U.S.A. and prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators. The technical report describes the exploration history, geology and style of gold mineralization at the Borealis property.

This press release was reviewed by Dr. R. Steininger of Gryphon Gold, a Qualified Person as defined by National Instrument 43-101 of the Canadian Securities Administrators. This press release contains "forward-looking information" which may include, but is not limited to, statements with respect to the proposed joint venture, anticipated release of the property from wilderness study area status, timing of the formal agreement, resource estimates, projections, our planned exploration and drilling programs, expected results for the updated report for the Borealis property, timing of the heap-leach feasibility study and drilling results, the availability of future financing for exploration and other plans, projections, estimates and expectations. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined in our most recent financial statements and reports and registration statement filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.

All mineral resources have been estimated in accordance with the definition standards on mineral resources and mineral reserves of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in National Instrument 43-101, commonly referred to as NI 43-101. U.S. reporting requirements for disclosure of mineral properties are governed by the United States Securities and Exchange Commission (SEC) Industry Guide 7. Canadian and Guide 7 standards are substantially different. This press release uses the terms "measured," "indicated," and "inferred" "resources." We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. Inferred mineral resources are considered too speculative geologically to have economic considerations applied to them that enable them to be categorized as mineral reserves. We do not undertake to update forward-looking statements.

1 Drilling and assay data was derived from several Duval International reports and must be treated as historical documents, the reliability of which cannot be substantiated and is presented here only to give a sense of mineralization in the area. In addition, the length of the intercepts may not represent true width/thickness.